UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 30, 2014 (April 24, 2014)

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan		48105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (734) 418-4400

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2014, Ronald M. Cresswell informed the Board of Directors (the “Board”) of Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), of his decision to resign from the Board. On April 24, 2014, the Board and Dr. Cresswell agreed that his resignation would be effective as of May 7, 2014, and that he would not stand for re-election at the upcoming 2014 Annual Meeting of Shareholders to be held on May 7, 2014 (the “Annual Meeting”). Dr. Cresswell’s resignation letter stated that he is resigning from the Board for personal reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.The Board thanked Dr. Cresswell for his service to the Company and wished him well in his future endeavors.

The remaining five nominees previously identified in the Company’s Proxy Statement, dated March 31, 2014, will continue to stand for re-election at the Annual Meeting. These remaining five nominees are: Robert L. Zerbe, Dominick C. Colangelo, Alan L. Rubino, Nelson M. Sims and Heidi Hagen. All votes cast with respect to Dr. Cresswell, whether “for” or “withhold,” will be null and void and disregarded at the Annual Meeting. Shareholders should continue to use the proxy card previously distributed to them in connection with the Annual Meeting.

On April 24, 2014, Michael Elliston, the Company’s Controller, Treasurer, Secretary and Principal Finance and Accounting Officer informed the Company of his resignation, effective as of May 15, 2014.  Mr. Elliston’s resignation did not result from any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates or judgments. Mr. Elliston will continue to assist with the transition after May 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

Date: April 30, 2014	By:	/s/ Dominick C. Colangelo
Name: Dominick C. Colangelo
Title: Chief Executive Officer and President